UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FEDERAL SIGNAL CORPORATION
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1415 West 22nd Street
Oak Brook, Illinois 60523

Notice of Annual Meeting of Stockholders

To Be Held on April 24, 2007

To the Stockholders of
Federal Signal Corporation:

The Annual Meeting of Stockholders of Federal Signal Corporation for the year 2007 will be held at the Embassy Suites Hotel, 707 E. Butterfield Road, Lombard, Illinois on Tuesday, April 24, 2007, at 3:30 p.m., local time, for the following purposes:

1.	To elect three (3) Class II directors;

2.	To elect one (1) Class III director;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007; and

4.	To transact such other business that may properly come before the meeting or any adjournment(s) of such meeting.

The Board of Directors has fixed the close of business on February 26, 2007 as the record date for the meeting. This means that if you owned shares of our common stock on that date, you are entitled to receive this notice, and to vote at the meeting or any adjournment(s) of the meeting.

A copy of our financial statements, our Annual Report to our stockholders for the year ended December 31, 2006, and a proxy statement and proxy card accompany this notice.

YOUR VOTE IS IMPORTANT! You are urged to vote as promptly as possible in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card;

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

Instructions for voting are contained on the enclosed proxy card.

By order of the Board of Directors,

Jennifer L. Sherman
Corporate Secretary

March 23, 2007

1415 West 22nd Street
Oak Brook, Illinois 60523

Proxy Statement for Annual Meeting of Stockholders
To Be Held on April 24, 2007

GENERAL INFORMATION

The Board of Directors of Federal Signal Corporation is furnishing this proxy statement to you in order to solicit your proxy for use at the Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 707 E. Butterfield Road, Lombard, Illinois on Tuesday, April 24, 2007 at 3:30 p.m., local time, and any adjournment(s) of such meeting. The purpose of the Annual Meeting of Stockholders is:

1.	To elect three (3) Class II directors;

2.	To elect one (1) Class III director;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007; and

4.	To transact any other business that may properly come before the meeting or any adjournment(s) of such meeting.

This proxy statement, the notice of Annual Meeting and the accompanying proxy card were first mailed to stockholders on or about March 23, 2007.

By completing the enclosed proxy card, you can direct how your shares are to be voted at the Annual Meeting (for example, you can direct that your shares are to be voted “for” or “withheld” from the vote for each nominee for director). Each proxy will be voted as you direct on the proxy card. If you do not complete the voting directions on the proxy card (or with respect to any particular proposal), the persons named in the proxy card will vote your shares “for” each proposal (or the undirected proposal, as the case may be).

Solicitation Costs

We will bear the costs of solicitation of proxies for the Annual Meeting. Following the original solicitation of proxies by mail, certain of our officers and regular employees may solicit proxies by correspondence, telephone, e-mail, or in person, but will not receive any extra compensation for such solicitation work. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding the proxy materials to the beneficial owners.

Voting Securities

You will be entitled to vote at the meeting only if you held shares of our common stock of record at the close of business on February 26, 2007. You will be entitled to one vote for each share of common stock that you held in your name as of the record date. On the record date, there were 47,964,022 shares of common stock issued and outstanding.

A majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the meeting. For purposes of determining if a quorum is present, we will count all proxies designated as “withholding authority” to vote for a nominee or nominees or “abstaining” from any proposal as shares represented at the meeting, but we will not count broker “non-votes” as being present at the meeting. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We will count abstentions as votes cast, but we will disregard broker non-votes for the purpose of determining whether a proposition has been approved.

Our By-Laws require a plurality of the votes cast for the election of directors, which means that in the election of Class II directors the three nominees with the highest vote totals will be elected as Class II directors, and in the election of the Class III director the nominee with the highest vote total will be elected as a Class III director. As a result, designations on your proxy card that you are “withholding authority” for a nominee or nominees, and broker “non-votes” with respect to shares held for your benefit will not have an effect on the results of the vote for the election of directors. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007 will require the affirmative vote of a majority of the votes cast upon this proposal at the Annual Meeting. Because this proposal requires a majority of the votes cast for approval, an abstention will have the effect of a vote cast against the proposal.

Revocability of Proxy

You may revoke your proxy at any time before it is voted by filing a written notice of revocation or a later-dated proxy card with our Corporate Secretary, or by attending the Annual Meeting and voting your shares in person. Attendance alone at the Annual Meeting will not revoke a proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 26, 2007 with respect to beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than five percent of our common stock, which is our only class of outstanding voting securities;

•	each of our directors and director nominees;

•	each of our executive officers named in the Summary Compensation Table; and

•	all directors and executive officers as a group.

	Amount and		Percent of
	Nature of		Outstanding
	Beneficial		Common
Name	Ownership(1)		Stock(2)

Beneficial Owners of More Than Five Percent of our Common Stock:
Franklin Mutual Advisers, LLC	4,351,725	(3)	9.07%
101 John F. Kennedy Parkway Short Hills, NJ 07078
Dimensional Fund Advisors L.P.	2,526,867	(4)	5.27%
1299 Ocean Avenue Santa Monica, CA 90401
Each Director and Named Executive Officer and Directors and all Executive Officers as a Group: (5,6)
James C. Janning, Director	41,145		*
Charles R. Campbell, Director	59,333		*
Robert M. Gerrity, Director	17,203		*
James E. Goodwin, Director	5,337		*
Robert S. Hamada, Director	16,336		*
Paul W. Jones, Director	43,548		*
John F. McCartney, Director	12,076		*
Brenda L. Reichelderfer, Director	683		*
Robert D. Welding — Director, President and CEO	525,508		1.10%
Stephanie K. Kushner — Vice President and CFO	157,395		*
Marc F. Gustafson — President, Fire Rescue Group	72,986		*
David R. McConnaughey — President, Safety and Security Systems Group	32,251		*
Mark D. Weber — President, Environmental Solutions Group(7)	90,595		*
Stephen C. Buck — Former President, Safety Products Group(8)	231,139		*
All Directors and Executive Officers as a Group (21 persons)	1,533,593		3.20%

(1)	Totals include shares subject to stock options exercisable within 60 days of February 26, 2007, as follows: Mr. Janning, 23,895; Mr. Campbell, 24,416; Mr. Gerrity, 9,916; Mr. Goodwin, 1,298; Mr. Hamada, 9,916; Mr. Jones, 24,416; Mr. McCartney, 1,595; Ms. Reichelderfer, 0; Mr. Welding, 279,899; Ms. Kushner, 107,945; Mr. Gustafson, 31,045; Mr. McConnaughey, 5,000; Mr. Weber, 48,650; and Mr. Buck, 131,250; and all directors and executive officers as a group, 815,768. Totals also include shares of restricted stock awarded pursuant to our benefit plans which are subject to certain restrictions under the plans, as follows: Mr. Janning, 4,537; Mr. Campbell, 1,870; Mr. Gerrity, 1,870; Mr. Goodwin, 1,255; Mr. Hamada, 1,870; Mr. Jones, 1,870; Mr. McCartney, 1,460; Ms. Reichelderfer, 263; Mr. Welding, 147,700; Ms. Kushner, 32,875; Mr. Gustafson, 35,800; Mr. McConnaughey, 27,100; Mr. Weber, 26,875; and Mr. Buck, 0. Totals also include shares held in our 401(k) plan, as follows: Mr. Welding, 409; Ms. Kushner, 848; Mr. Gustafson, 624; Mr. McConnaughey, 0; Mr. Weber, 6,194; and Mr. Buck, 0. Totals do not include shares held in our Rabbi Trust, as follows:

Mr. Hamada, 2,667; Ms. Kushner, 7,446; Mr. Weber, 251; and all directors and executive officers as a group, 10,364.

(2)	Based upon 47,964,022 shares of common stock issued and outstanding as of February 26, 2007 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of February 26, 2007. The use of “*” denotes percentages of less than 1%.

(3)	Based on a Schedule 13G/A filed on January 31, 2007, with the Securities and Exchange Commission, in which the stockholder reported that as of December 31, 2006, it had sole voting and dispositive power over all these shares in its capacity as an investment adviser to investment companies registered under the Investment Company Act of 1940 and other managed accounts. Franklin Mutual Advisers, LLC disclaims beneficial ownership of these shares.

(4)	Based on a Schedule 13G filed on February 9, 2007, with the Securities and Exchange Commission, in which the stockholder reported that as of December 31, 2006, it had sole voting and dispositive power over all these shares in its capacity as an investment adviser to investment companies registered under the Investment Company Act of 1940 and other managed accounts. Dimensional Fund Advisors L.P. disclaims beneficial ownership of these shares.

(5)	The information contained in this portion of the table is based upon information furnished to us by the named individuals above and from our own records. Except as set forth in the following footnotes, each director and officer claims sole voting and investment power with respect to the shares listed beside his or her name.

(6)	All of our directors and officers use our Company address which is 1415 W. 22nd Street, Suite 1100, Oak Brook, IL 60523.

(7)	Includes 582 shares held by Mr. Weber’s wife.

(8)	Includes 33,289 shares held by Mr. Buck’s wife and children and 3,207 shares held as collateral on a home equity loan. Mr. Buck ceased being an executive officer on March 6, 2006.

PROPOSALS 1 AND 2 — ELECTION OF DIRECTORS

Our Company’s Board of Directors consists of nine directors divided into three classes. Each class is elected for a term of three years, and the classes together are staggered so that one class term expires each year. Existing directors are granted the power to fill a vacancy that occurs on the Board, and any director so elected is entitled to serve until the next regularly scheduled annual meeting of stockholders. Brenda L. Reichelderfer was elected to the Board in October 2006 as a Class III director to fill a vacancy on the Board. As such, pursuant to our Company’s Corporate Governance Guidelines, Ms. Reichelderfer is being submitted by the Board of Directors for election at this Annual Meeting, which constitutes the first regularly scheduled annual meeting of stockholders following her appointment to the Board.

John F. McCartney, Robert M. Gerrity, and Robert S. Hamada are each nominated as a Class II director for election at this Annual Meeting for a term of three years to expire at the 2010 Annual Meeting or until his successor is elected and qualified. At its December 2006 meeting, the Board of Directors granted a waiver from the age 68 restriction on standing for reelection to Messrs. Gerrity and Hamada due to the desire for continuity and the specialized skill sets and business experiences these individuals contribute to the Board. The Board of Directors recommends a vote for the election of Messrs. McCartney, Gerrity, and Hamada as Class II directors. Ms. Reichelderfer is nominated as a Class III director for election at this Annual Meeting for a term of one year to expire at the 2008 Annual Meeting or until her successor is elected and qualified. The Board of Directors recommends a vote for the election of Ms. Reichelderfer.

If on account of death or unforeseen contingencies a nominee is not available for election, the persons named in the proxy will vote the proxy for such other person(s) as the Nominating and Governance Committee may nominate as directors so as to provide a full board. In the election of the three Class II directors, the nominees receiving the highest number of votes cast will be elected as Class II directors. In the election of the Class III director, the nominee receiving the highest number of votes cast will be elected as a Class III director.

Information regarding the nominees for election and the directors continuing in office is set forth below:

		Year First	Year Present	Principal Occupation
		Became	Term	or Employment for
Name	Age	Director	Expires	Last Five Years(1)

Class II Nominees:
John F. McCartney	54	2005	2007	Mr. McCartney is currently Chairman of Westcon Group, Inc., a specialty distributor of networking and communications equipment. Mr. McCartney is also the Chairman of A.M. Castle & Co., a specialty steel products distributor that is traded on the American Stock Exchange (AMEX:CAS). Mr. McCartney was the Vice-Chairman of Datatec Limited, a technology holding company, from 1998 to 2004. Mr. McCartney also serves on the Board of Directors of Huron Consulting Group Inc., a financial consulting company that is traded on the NASDAQ (NASDAQ:HURN).
Robert M. Gerrity	69	2003	2007	Mr. Gerrity is a director and a principal in Gerrity Partners, a consulting business. He is also Chairman of the Industrial Products Group of Glencoe Capital, a private equity firm. He is a director of Standard Motor Products, Inc., an auto parts company that is traded on the New York Stock Exchange (NYSE:SMP); Rimrock Corporation, a supplier of automation products and integration services; and Polyair Inter Pack Inc., a manufacturer and distributor of protective packaging products that is traded on the Toronto Stock Exchange (PRK:TO).
Robert S. Hamada	69	2003	2007	Mr. Hamada is the Edward Eagle Brown Distinguished Service Professor of Finance Emeritus and Dean Emeritus, University of Chicago Graduate School of Business, following his retirement in 2003. Mr. Hamada is also a consultant for Hamada Management Consulting. He is currently a director of A.M. Castle & Co., a specialty steel products distributor that is traded on the American Stock Exchange (AMEX:CAS).
Class III Nominee:
Brenda L. Reichelderfer	48	2006	2007	Ms. Reichelderfer has served as a Senior Vice President (since 2001) and Chief Technology Officer (since 2005) of ITT Corporation, a global engineering and manufacturing company that is traded on the New York Stock Exchange (NYSE:ITT).
Continuing Directors:
Class I Directors:
James E. Goodwin	62	2005	2009	Mr. Goodwin is currently an independent business consultant. From March 1998 to October 2001, Mr. Goodwin served as Chairman and Chief Executive Officer of United Airlines that is traded on the NASDAQ (NASDAQ:UAUA). Mr. Goodwin is also a member of the Board of Directors of AAR Corp., a manufacturer of products for the aviation/aerospace industry that is traded on the New York Stock Exchange (NYSE:AIR); DBS Communications; and First Chicago Bank & Trust.

		Year First	Year Present	Principal Occupation
		Became	Term	or Employment for
Name	Age	Director	Expires	Last Five Years(1)

James C. Janning	59	1999	2009	Mr. Janning is Group President of Harbour Group, a diversified holding company, and has held various executive positions at Harbour Group since 1987. Mr. Janning is also a director of Menasha Corporation, which assists businesses with packaging and product promotions. He is also a director and Chairman of Menasha Forest Products Corporation, which provides forest management and logging services to timberland owners.
Robert D. Welding	58	2003	2009	Mr. Welding was appointed President and Chief Executive Officer of our Company and elected to the Board of Directors in December 2003. Prior to joining our Company, Mr. Welding was Executive Vice President of BorgWarner Inc., a U.S. automotive parts supplier, that is traded on the New York Stock Exchange (NYSE:BWA) and Group President of its Driveline Group automotive parts businesses.
Class III Directors:
Charles R. Campbell	67	1998	2008	Mr. Campbell is a retired consultant in The Everest Group, a management consulting firm. He was a partner in The Everest Group from 1997 to 2004.
Paul W. Jones	58	1998	2008	Mr. Jones is Chairman, Chief Executive Officer and a director of A.O. Smith Corporation, a manufacturer of water heating systems and electric motors, that is traded on the New York Stock Exchange (NYSE:AOS). Mr. Jones was President and Chief Operating Officer of A.O. Smith Corporation from January 2004 until January 2006. Mr. Jones retired in November 2002 as Chairman, President and Chief Executive Officer of U.S. Can Corporation, a manufacturer of steel and plastic containers that is traded on the New York Stock Exchange (NYSE:BLL), positions he had held since April 1998. Mr. Jones is also a director of Bucyrus International, Inc., a manufacturer of farm and construction machinery that is traded on the NASDAQ (NASDAQ:BUCY).

(1)	The data contained in this table is based upon information furnished to our Company by the individuals named above.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Independence of Members of the Board of Directors

The Board of Directors has determined that all of our directors, except Robert D. Welding, qualify as independent directors. In making this determination, the Board of Directors considered the rules of the New York Stock Exchange and the Securities and Exchange Commission, and reviewed information provided by the directors in questionnaires and other certifications concerning the relationships that we may have with each director (including each director’s immediate family members and other associates), including any charitable contributions that we may have made in the past and/or continue to make to organizations with which such director is affiliated.

Meetings of the Board of Directors and Committees

During 2006, our Board of Directors held a total of seven meetings. The Compensation and Benefits Committee held six meetings; the Nominating and Governance Committee held five meetings; the Audit Committee held eight meetings; and the Executive Committee held one meeting. Our By-Laws require each director to regularly attend meetings of the Board of Directors and of all Board Committees upon which the director serves. Each director attended at least 75 percent of the meetings of the Board and of each Committee of which he or she was a member. In addition, all of our directors attended our 2006 Annual Meeting of Stockholders.

Committees of the Board of Directors

Pursuant to our By-Laws, we have established standing Audit, Nominating and Governance, Compensation and Benefits, and Executive Committees.

Audit Committee.  The Audit Committee of the Board of Directors is responsible for monitoring:

•	the integrity of our financial statements;

•	the qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements, including our Code of Business Conduct for all employees and Code of Ethics for the Chief Executive Officer and senior financial officers.

In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including the internal auditor, the Chief Financial Officer, and the independent registered public accounting firm. The Audit Committee has the sole authority to appoint or replace our independent registered public accounting firm, and is directly responsible for overseeing the work of and determining the appropriate compensation for our independent registered public accounting firm. In addition, the Audit Committee considers and approves the performance of non-audit services by our independent registered public accounting firm, taking into consideration the effect that the performance of these services may have upon the independence of the independent registered public accounting firm.

Our By-Laws prohibit a director who is also an employee of our Company from serving on the Audit Committee. The Board of Directors has determined that all of the members of the Audit Committee are independent as defined under the applicable New York Stock Exchange and Securities and Exchange Commission rules. The members of the Audit Committee are Charles R. Campbell (Chairman), Robert M. Gerrity, James E. Goodwin, and Robert S. Hamada. The Board of Directors has determined that Mr. Campbell qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. None of the Audit Committee members serves on more than three public companies’ audit committees (including our Company).

The Board of Directors has adopted a Charter for the Audit Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for recommending guidelines to the Board of Directors for corporate governance, including the structure and function of our Board of Directors, its Committees and the management of our Company, as well as identification and recommendation to the Board of Directors of candidates to be elected as directors.

Stockholders can nominate candidates for election as directors at stockholder meetings by giving at least 30 days advance written notice to our Corporate Secretary along with the following information with respect to the nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of our common stock beneficially owned by the stockholder(s) nominating such nominee, and a consent by the nominee to serve as a director if elected that would be required for a nominee under the Securities and Exchange Commission rules. The Committee has not adopted any specific procedures for considering the recommendation of director nominees by stockholders, but will consider stockholder nominees for new directorship on the same basis as other nominees.

The Committee has set no specific minimum qualification for a nominee to the Board of Directors, but in evaluating a candidate the Committee considers the current make-up of the Board of Directors, the skills and business experience of the particular nominee, and the potential value the nominee would add to the Board of Directors. The Board of Directors has determined that all of the members of our Nominating and Governance Committee are independent as defined under the applicable New York Stock Exchange rules. The members of the Nominating and Governance Committee are Robert S. Hamada (Chairman), James C. Janning, Robert M. Gerrity, and Brenda L. Reichelderfer. Ms. Reichelderfer was appointed to the Nominating and Governance Committee effective December 12, 2006.

The Board of Directors has adopted a Charter for the Nominating and Governance Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Compensation and Benefits Committee.  The Compensation and Benefits Committee is responsible for the establishment and oversight of our Company’s compensation and benefits philosophy. With respect to our executive officers, the Committee has the authority to establish the objectives of compensation, to determine the components of compensation, and to establish and evaluate performance goals. The Board of Directors has determined that all of the members of our Compensation and Benefits Committee are independent as defined under the applicable New York Stock Exchange rules. The members of the Compensation and Benefits Committee are John F. McCartney (Chairman), Charles R. Campbell, and Paul W. Jones. Mr. Jones resigned the position of Chairman on December 11, 2006, and Mr. McCartney became Chairman on December 12, 2006.

Executive Committee.  The Executive Committee generally exercises the power and authority of the Board in the intervals between full Board meetings. The members of the Executive Committee are Robert D. Welding (Chairman), Robert S. Hamada, John F. McCartney, Charles R. Campbell and James C. Janning. Mr. Jones resigned from the Executive Committee on December 12, 2006, and Mr. McCartney joined the Executive Committee on December 12, 2006.

The Board of Directors has adopted a Charter for the Compensation and Benefits Committee to comply with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, a copy of which is available on our website at http://www.federalsignal.com.

Director Compensation in the Last Fiscal Year

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2006. Mr. Welding’s compensation for 2006 is disclosed in the Summary Compensation Table for executive officers because he is a named executive officer for purposes of this proxy statement and does not receive additional compensation for his service as a director:

	Fees Earned
	or Paid	Stock Awards	Option Awards	All Other
Name	in Cash ($)(1)	($)(2)	($)(3)	Compensation ($)	Total ($)
James C. Janning	$97,750	$33,009	$23,256	—	$154,015
Charles R. Campbell	$66,000	$10,413	$20,402	—	$96,815
Robert M. Gerrity	$60,000	$10,413	$23,882	—	$94,295
James E. Goodwin	$55,000	$6,248	$15,463	—	$76,711
Robert S. Hamada	$66,000	$10,413	$23,882	—	$100,295
Paul W. Jones	$56,750	$10,413	$20,402	—	$87,565
John F. McCartney	$52,250	$7,163	$17,049	—	$76,462
Brenda L. Reichelderfer	$13,500	$256	$2,044	—	$15,800

(1)	Includes the following share amounts which were awarded in lieu of fees: Mr. Gerrity, 1,879 shares received in lieu of $29,750 in cash fees; Mr. Goodwin, 1,707 shares received in lieu of $27,500 in cash fees; Mr. Hamada, 2,048 shares received in lieu of $33,000 in cash fees; Mr. McCartney, 3,244 shares received in lieu of the entire amount of his cash fees of $52,250; Ms. Reichelderfer, 420 shares received in lieu of $6,750 in cash fees.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS FAS 123(R) and includes amounts from awards granted in and prior to 2006. The following awards were granted to the directors on April 25, 2006: 1,312 restricted stock award shares to Mr. Janning; 1,050 restricted stock award shares to each of Mr. Campbell, Mr. Gerrity, Mr. Goodwin, Mr. Hamada, Mr. Jones, and Mr. McCartney. Ms. Reichelderfer was granted 263 restricted stock award shares on October 24, 2006. As of December 31, 2006 each director had the following aggregate number of unvested restricted shares: Mr. Janning, 4,537 shares; Mr. Campbell, 1,870 shares; Mr. Gerrity, 1,870 shares; Mr. Goodwin, 1,255 shares; Mr. Hamada, 1,870 shares; Mr. Jones, 1,870 shares; Mr. McCartney, 1,460 shares; Ms. Reichelderfer, 263 shares.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS FAS 123(R), and includes amounts from awards granted in and prior to 2006. The following options were granted to the directors on April 25, 2006 at an exercise price of $19.05: 3,671 stock option award shares to Mr. Janning; 2,397 stock option award shares to each of Mr. Campbell, Mr. Gerrity, Mr. Goodwin, Mr. Hamada, Mr. Jones, and Mr. McCartney. Ms. Reichelderfer received two awards on October 24, 2006 of 5,000 and 900 stock option shares, respectively. As of December 31, 2006, each director had the following number of options outstanding: Mr. Janning, 32,177; Mr. Campbell, 31,842; Mr. Gerrity, 17,342; Mr. Goodwin, 8,893; Mr. Hamada, 17,342; Mr. Jones, 31,842; Mr. McCartney, 9,785; Ms. Reichelderfer, 5,909.

Additional Information About Director Compensation

In 2006, directors (other than the Chairman of the Board) who are not officers of our Company were entitled to receive an annual retainer of $40,000, a $1,000 fee for each Board meeting attended in person and $500 for each Board meeting attended by telephone. Non-employee directors also are entitled to receive the following annual retainers for Committee membership: Audit: Chairman — $12,000, Member — $9,000; Compensation and Benefits: Chairman — $9,000, Member — $6,000; Nominating and Governance: Chairman — $9,000, Member — $6,000; Executive: $2,000. Directors were also reimbursed for their expenses relating to attendance at meetings. Upon election, each non-employee director receives an initial stock option grant to purchase 5,000 shares of our common stock. Pursuant to our director stock ownership program, each non-employee director who does not own shares of our common stock equal in value to at least three times the annual retainer paid to non-employee directors is required to receive at least 50% of annual fees earned in any given year in stock awards.

For 2006, the total equity compensation to each non-employee director was comprised of equity awards equivalent to approximately $40,000, which amount was split equally between stock awards and stock options. The stock awards and stock options have a three year pro-rata vesting schedule. Except for Ms. Reichelderfer, the stock award portion of the equity award was awarded on the date of our 2006 Annual Meeting of Stockholders, April 25, 2006, and each award value has been calculated based on the closing price of our common stock on such date, which was $19.05 per share. For 2006, the stock award portion of the equity award to each non-employee director was 1,050 shares of common stock. The stock option portion of the equity award was comprised of a stock option grant of 2,937 shares of common stock having a value of approximately $20,000 based on a Black-Scholes calculated value, in accordance with the requirements of SFAS 123(R). The options have an exercise price equal to $19.05 per share, the closing market price of the common stock on April 25, 2006. Because Ms. Reichelderfer was appointed to the Board in 2006, she received equity awards pro-rata in proportion to the number of days served on the Board during 2006. The awards to Ms. Reichelderfer were made on October 24, 2006 when the closing price of our common stock on such date was $15.50 per share.

For his service as Chairman of the Board in 2006, Mr. Janning was entitled to receive an annual retainer of $70,000, a $2,000 meeting fee for each Board meeting attended in person, $500 for each Board meeting attended by telephone, and a per diem fee for the other time spent on Company business of $2,500 (up to a maximum of $150,000 per year). For 2006, the Chairman received a total of $97,750 in fees consisting of the $70,000 retainer,

Committee membership fees of $8,000, $11,000 in meeting fees, and total per diem fees of $8,750. The Chairman also received an additional $10,000 of equity compensation, which amount was split equally between stock awards and stock options. The stock option portion of the equity award was made on April 25, 2006 and was comprised of a stock option grant for the number of shares of common stock having a value of approximately $25,000, based on a Black-Scholes calculated value, with an exercise price equal to the closing market price of the common stock on April 25, 2006. This amounted to a stock award of 1,312 shares of common stock, and a stock option grant of 3,671 shares of common stock with an exercise price of $19.05 per share.

CORPORATE GOVERNANCE, BUSINESS CONDUCT, AND CODE OF ETHICS

We are committed to good corporate governance. We believe that the foundation of our corporate governance is the independence of our directors, responsible corporate citizenship, and a commitment to the interests of our stockholders. In accordance with the requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, our Board of Directors has adopted Corporate Governance Guidelines as well as charters for the Nominating and Governance Committee, the Compensation and Benefits Committee and the Audit Committee. These guidelines and charters, as well as the Business Conduct Policy and the Code of Ethics, are available for review on our website. In addition, the guidelines and charters are available in print to any stockholder who requests them in writing from our Corporate Secretary at the address provided below. We timely submitted our annual certification by the Chief Executive Officer to the New York Stock Exchange within 30 days of our Annual Meeting of Stockholders in 2006. The certification stated our compliance with the New York Stock Exchange’s corporate governance listing standards without qualification.

The non-employee directors of the Board meet regularly in executive session without management. The Chairman of the Board of Directors acts as the presiding director of such executive sessions. Directors may be contacted as a group, by Committee or individually, and the presiding director or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. All such letters will be forwarded to the directors. We encourage our directors to attend the Annual Meeting of Stockholders. All of our directors attended the 2006 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no compensation committee interlocks or insider participation on the part of the members of our Compensation and Benefits Committee. The members and functions of the Compensation and Benefits Committee are set forth above under “Committees of the Board of Directors.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the year ended December 31, 2006, it was determined that none of our directors, nominees for director, or executive officers engaged in a transaction with us in which such director, nominee for director or executive officer had a direct or indirect material interest which required disclosure under applicable Securities and Exchange Commission rules.

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which our Company is a participant and in which any of our directors, executive officers, 10% stockholders (if any) or their family members have a direct or indirect material interest. Our Company Policy for Business Conduct, which is available on our website at http://www.federalsignal.com, prohibits our directors and employees, including our executive officers, and in some cases, their family members, from engaging in specified activities without prior written consent. These activities typically relate to situations where a director, executive officer or employee, and in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with our Company, or who stands to benefit in some way from such a relationship or activity.

Each year, we require our directors and executive officers to complete a questionnaire which identifies, among other things, any transactions or potential transactions with the Company in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Corporate Secretary of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible. In addition, the Audit Committee of our Board of Directors, pursuant to its charter and our Company Policy for Business Conduct, has responsibility for reviewing and approving, ratifying or making recommendations to our Board of Directors regarding related person transactions.

We believe that the foregoing policies and procedures collectively ensure that all related person transactions requiring disclosure under applicable Securities and Exchange Commission rules are appropriately reviewed.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation and benefits programs are designed to drive and reinforce our business goals and strategies for success in the marketplace and to enable growth. As a key component of our executive compensation system, we have adopted a value-based management philosophy designed to develop a culture that emphasizes entrepreneurship, innovation and creativity, and rewards managers and employees who think and act like owners. This program also encourages collaboration and the maximization of long-term shareholder value, which in turn supports the attraction, motivation, and retention of the best global talent. Our executive compensation philosophy can be summarized as follows:

•	To attract, motivate, and retain highly experienced executives who are vital to our short and long-term success, profitability, and growth;

•	To create alignment between compensation and business performance by rewarding executives for the achievement of strategic and tactical goals that successfully drive growth in shareholder value for our Company;

•	To differentiate executive rewards based on actual performance; and

•	To provide targeted compensation levels that are consistent with the 50th percentile of competitive market practice for base salary, the 50th percentile for annual incentives, and the 50th percentile for long-term incentives.

Role of our Compensation and Benefits Committee

Our Compensation and Benefits Committee establishes and oversees our general compensation and benefits program, and approves compensation and benefits for our executive officers. Specifically, our Compensation and Benefits Committee is charged in its charter with the authority and responsibility to:

•	Establish the philosophy and set the broad objectives of our executive compensation program to ensure that the compensation program complies with and promotes our goals and objectives;

•	Determine the various elements of the executive compensation program, including base salary, annual incentive awards, long-term incentive compensation, benefits and perquisites;

•	Establish performance goals for the Chief Executive Officer and oversee the establishment of performance goals for the other executive officers and for each business unit;

•	Evaluate annually each executive officer’s performance in light of the goals established with respect to the officer for the most recently completed year; and,

•	Establish each executive officer’s compensation levels for the following year, based upon the executive officer’s performance, our financial results and relative shareholder return, the value of compensation paid to a comparable executive officer at comparable companies, the awards given to the executive officer in past years, and our capacity to fund the compensation.

The Chief Executive Officer annually reviews the performance of each executive officer. Recommendations based on these reviews, including those with respect to base salary adjustments, annual incentives and long-term incentives, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to these executive officers. The compensation of the Chief Executive Officer is determined by the Committee, meeting in executive session without the Chief Executive Officer present.

Benchmarks for Executive Compensation

Compensation levels for our executives are compared to the compensation paid to executives at the group of peer companies specified below. We use market data from these peer companies to benchmark targeted compensation levels by position for base salary, annual cash incentives, long-term equity incentives and total compensation.

The market for experienced talent is highly competitive. We aim to attract and retain the most highly qualified executives to manage our business functions. In doing so, we draw upon a pool of talent that is highly sought after by both large and established companies. We draw upon a market that is global in scope. We recognize that we must satisfy the financial requirements of our candidates through competitive compensation practices. We also compete for talent on the basis of our vision of future growth and success, our culture and our Company values. In order to succeed in attracting the best global talent, the Committee has engaged Hewitt Associates, an outside global Human Resources consulting firm, to conduct regular reviews of our total compensation programs for our Chief Executive Officer and other key executives. Hewitt Associates provides the Committee with relevant market data and alternatives to consider when making compensation decisions for our Chief Executive Officer as well as other executive officers. In making compensation decisions, the Committee compares each element of compensation against a peer group of publicly traded and privately held manufacturing companies. The comparator group, which is periodically updated by the Committee, consists of companies against which we believe we compete for talent in the marketplace. The companies currently comprising the comparator group are:

• A.O. Smith Corporation	• Metaldyne Corporation
• Ametek, Inc.	• Milacron Inc.
• Borg Warner Inc.	• Oshkosh Truck Company
• Briggs & Stratton Corporation	• PACCAR Inc.
• Caterpillar Inc.	• Parker Hannifin Corporation
• Cooper Industries, Inc.	• Robert Bosch Corporation
• Cummins, Inc.	• Sauer-Danfoss Inc.
• Deere & Company	• Spartan Motors, Inc.
• Dover Corporation	• SPS Technologies, Inc.
• Easton Corporation	• Teleflex Incorporated
• Emerson Electric Company	• Tennant Company
• The Gates Rubber Company	• Thomas & Betts Corporation
• Hubbell Inc.	• Thyssen Krupp Budd Company
• Illinois Tool Works, Inc.	• The Timken Company
• International Truck and Engine	• Valmont Industries, Inc.
• Johnson Controls, Inc.	• Woodward Industries, Inc.
• Kennametal Inc.	• Worthington Industries, Inc.

Because of the large variance in size among the companies comprising the comparator group, regression analysis is used to adjust the compensation data for differences in revenues. This adjusted data is used as the basis of comparison between our Company and the companies in the comparator group.

We may also use published survey data to supplement the determination of competitive levels of compensation in the marketplace.

Elements of Executive Compensation

Our value-based compensation program consists of five components: base salary, annual cash incentives, long-term equity incentives, retirement and health and welfare benefits, and perquisites. Our programs balance individual, business unit and Company-wide goals and achievements.

     Base Salaries

Base salary levels for our executive officers and our Chief Executive Officer are determined primarily on external market data and on the individual performance of each executive officer during the previous year. Base salaries are targeted to be at the 50th percentile of competitive market data and, effective January, 2007, actual base salaries for named executive officers range from 97% to 119% of individual targets. In addition to the executive’s individual performance, the Committee also considers the following factors in setting base salaries and in recommending annual base salary adjustments: the executive’s current base salary relative to the targeted level, the executive’s level of responsibility, the executive’s prior experience, the executive’s breadth of knowledge, and other internal equity issues.

     Annual Cash Incentives

Since the beginning of 2005, annual cash incentive payments have been based exclusively on objective measures of financial performance that relate to the year-over-year increase in Economic Value. We believe that Economic Value is the best single financial measure that is directly tied to the creation of shareholder value because it encompasses both earnings growth and efficient use of capital. Economic Value is the net amount of value earned or lost on an investment after deducting the cost of holding that investment. The underlying rationale for adopting an Economic Value system for annual cash incentive compensation is to align management and employee interests with the interests of stockholders.

Economic Value is calculated by using three key inputs:

•	Cost of Capital, which is the return required to appropriately compensate investors for investing in our Company. We use a single Cost of Capital for all operating units and for the consolidated Company, which is based on a weighted average of the after-tax cost of our debt and our stockholders’ expected return on equity. When the Economic Value incentive plan was adopted at the beginning of 2005, we determined that our Cost of Capital was 9%.

•	Average Capital Employed, which is the investment made by stockholders and debt holders of our Company in the operations of the business. For our Company and its operating units, the capital that is included in the calculation of Average Capital Employed includes the aggregate value of certain assets (principally accounts receivable, inventories, fixed assets, goodwill and other intangibles, and assets held for sale) less the sum of certain non-interest bearing liabilities (principally accounts payable, customer deposits and other non-interest bearing liabilities). Average Capital Employed is calculated as a simple average of the capital employed at each month end in a year.

•	Net Operating Profit after Tax, which is the after-tax operating profit of our Company or a particular operating unit. It is calculated by adding operating income and non-operating income and subtracting from this sum non-operating expense and income tax.

Economic Value is calculated by subtracting a Capital Charge from Net Operating Profit after Tax. The Capital Charge is derived by multiplying the Cost of Capital by the Average Capital Employed.

Our annual incentive program focuses our executives on maximizing long-term shareholder value and encourages decision making that supports year-over-year growth in the Economic Value of the particular unit in which an executive works and the Company as a whole. In 2004, the Company retained Shareholder Value Advisors, a financial and compensation consulting firm, to assist in developing Economic Value improvement goals for the Company and for each of the key operating units of the Company. The goals were established for the three-year period beginning in 2005.

The targeted Economic Value improvement goals were established based on the estimated improvement needed to give investors a cost of capital return on the market value of the Company or business unit. The target setting analysis assumed that the Economic Value improvement from the restructuring initiatives announced in 2004 was already reflected in the stock price and would not provide any additional return. The Economic Value improvement “value multiples” (the estimated investor wealth gains per $1 of Economic Value improvement) used in deriving the improvement goals were based on statistical models of peer company data. Target incentive compensation awards for all executive officers are set at 100% of the Economic Value improvement goal for the business unit or the Company, with threshold set at 50% of the target goals and maximum set at 200% of the target goals.

The incentive compensation for Mr. Welding and Ms. Kushner is based on the achievement of Economic Value goals which have been set for our Company as a whole. Mr. McConnaughey, Mr. Gustafson and Mr. Weber, each of whom are Group presidents, have threshold, target and maximum Economic Value goals for their respective Groups and for our Company as a whole, with their aggregate annual incentive award weighted at 80% for achievement of their individual Group goals and 20% for our Company goals. This weighting encourages executives to collaborate across Groups and functions in order to achieve business objectives at the enterprise level as well as in their own Groups.

The achievement of the threshold, target and maximum Economic Value goals will result in a cash incentive award equal to a pre-set percentage of the executive’s base salary or the salary mid-point (50th percentile of market) of similar positions at our comparator group companies, whichever is greater. The target percentages of base salary or salary mid-point to be paid out upon the achievement of various levels of Economic Value are determined based on competitive market data for each executive position. Economic Value results that fall in between the threshold, target and maximum goals will be extrapolated from those points to determine the actual cash incentive award for the executive. In 2006, the target annual cash incentive percentage for Mr. Welding was 75%, and the target annual cash incentive for all other named officers was 50%. In 2007, based on market data collected from our comparator group, Mr. Welding’s target annual cash incentive percentage was increased to 85% and for all other named officers the target annual cash incentive percentage was increased to 55%.

In order to support the achievement of long-term goals, executives are given the opportunity to carry forward the unmet portion of their maximum annual incentive opportunity. One-half of the difference between the maximum opportunity and the actual incentive earned for a particular year can be re-earned over each of the next two years if the related operating unit achieves an Economic Value amount for the subsequent year that is at or above target for that year and the result is at or above the relative level of Economic Value attained by the operating unit during the initial year. Any carry forward opportunity that is not earned in either of the two immediately subsequent years will be forfeited by the executive officer.

     Long-Term Equity Incentives

Equity ownership plays a key role in aligning the interests of executives with our stockholders. A further purpose of our long-term incentive plan is to provide a means through which our Company may attract the best talent to become our employees, to encourage our employees to engage in the business strategy and success of our Company, and to provide a retention tool through vesting obligations for executives. In accordance with our continuing commitment to meet these objectives, the Committee generally grants stock options and restricted stock awards to executives on an annual basis under our long-term incentive plans. A combination of stock appreciation rights, performance shares or units, or other equity vehicles may also be used as deemed appropriate. In order to ensure continued ownership of the equity granted under the long-term incentive grants, we have instituted stock ownership guidelines for our executive officers as discussed below under the caption “Stock Ownership Guidelines for Executive Officers.”

The grant date value of the equity awards (based upon Black-Scholes or other widely accepted valuation models) under the long-term equity incentive program is targeted at the 50th percentile of the intrinsic value of long-term incentives paid to comparable executives at companies in the comparator group. In addition to competitive market practices, we consider the executive’s level of responsibility, prior experience, historical award data, and individual performance. As with the other components of compensation paid by us, these actual values of long-term incentives may be more or less than the targeted levels for a particular executive in a particular year.

Equity grants made in 2006 and in 2007 to executive officers were granted so that 50% of the grant date value of the long-term incentive award was in the form of stock options to motivate long-term decision making and to reward future business performance, and 50% of the grant date value was in the form of restricted stock shares to facilitate the desired levels of stock ownership and to promote executive retention.

Retirement and Health and Welfare Benefits

We recognize that our employees are the driving force behind the profitable growth of our Company and that our ability to sustain our success is dependant on each individual’s well being. To that end we offer a competitive package of Company-sponsored health and welfare benefits to all employees that executive officers are eligible to participate in.

•	Retirement Plans: In January 2007, we introduced the new Federal Signal Corporation Retirement Savings Plan and the new Savings Restoration Plan. The Retirement Savings Plan is a defined contribution plan that combines a 401(k) plan with a points-weighted Company contribution. Under this plan, executives receive a Company-paid retirement contribution based on their years of service, age and employee status paid as a percentage between 1% and 4% of their eligible compensation. Executives are also eligible to receive a Company matching contribution of up to 50% of the first 6% of the participant’s compensation that the participant voluntarily determines to contribute to the plan. The non-qualified Savings Restoration Plan restores Company contributions limited under the Internal Revenue Code through a notional Company contribution, a voluntary employee deferral, and notional earnings from investments. Certain executives also continue to participate in defined benefit plans that have been frozen for age and service effective December 31, 2006, and will be frozen for wage increases effective December 31, 2016. Effective December 31, 2006, the profit sharing component of the Federal Signal Corporation 401(k) Retirement Plan — Elgin Sweeper Company was terminated. For 2007 through 2009, executives who participated in our Federal Signal Corporation 401(k) Retirement Plan — Elgin Sweeper Company or in our frozen defined benefit plan are eligible to receive a supplemental transitional contribution to our new Retirement Savings Plan equal to 1% to 2% of their salary. Based upon their age and years of service as of December 31, 2006, each of Mr. Welding, Ms. Kushner and Mr. Weber will be entitled to receive a supplemental transitional contribution equal to 2% of their salary in 2007 through 2009.

•	Health and Welfare Plans: Executives participate in the same broad-based, market competitive health and welfare plans (medical, prescription, dental, vision, life and disability insurance) that are available to all employees.

Perquisites and Other Personal Benefits

We provide executives with perquisites and other personal benefits that the Committee feels are reasonable and consistent with its overall compensation program to better enable us to attract and retain the best talent for key executive positions. The Committee periodically reviews the levels of perquisites provided. Perquisites currently provided include:

•	Vehicles or Vehicle Allowances: Executives receive leased vehicle payments or a monthly vehicle allowance benefit in an amount that is consistent with the executive’s position and level in the organization, and prevailing market practices.

•	Health Medical Exam Reimbursement: Executives are eligible to participate in an annual Executive Health Exam as a means to promote wellness in our key executives.

•	Additional Survivor Benefit: As President and Chief Executive Officer, Mr. Welding receives an additional survivor benefit agreed to at the time of his employment to attract Mr. Welding to our Company. At Mr. Welding’s death (if he is then employed by our Company), our Company will pay to Mr. Welding’s estate or his designated beneficiaries an amount equal to Mr. Welding’s annual base salary at the time of his death.

The payment is a general obligation of our Company and is not funded by a life insurance policy issued by a third party.

•	Country Club Initiation and Membership Fees Reimbursement: The Committee believes that as Chief Executive Officer, it is appropriate to further Mr. Welding’s business entertainment and social networking through membership in a country club in the Chicago, Illinois metropolitan area. Mr. Welding received reimbursement for country club initiation fees and continues to receive reimbursement for membership dues.

•	Relocation Reimbursement: Mr. McConnaughey was hired by our Company during 2006 and, pursuant to our Executive Relocation Reimbursement Program, was reimbursed for various relocation expenses. Mr. Gustafson was also reimbursed for relocation expenses for his move during 2005 and 2006.

•	Tax Gross-Up Payments: In connection with the payment of a signing bonus of $300,000 to Mr. McConnaughey upon the commencement of his employment with our Company during 2006, we agreed to pay the income taxes attributable to the payment of the signing bonus. We also paid income taxes attributable to certain of Mr. McConnaughey’s relocation expenses pursuant to the terms of our Executive Relocation Reimbursement Program.

•	Supplemental Savings and Investment Plan: In years prior to 2005, executives were eligible to participate in the Supplemental Savings and Investment Plan, a nonqualified deferred compensation benefit that supplemented our defined benefit plans. During 2007, balances remaining in this plan will be transferred into the new Savings Restoration Plan. In March of 2007, Ms. Kushner’s notional account in the new Savings Restoration Plan was credited with additional amounts discussed below to satisfy certain prior commitments that we made to Ms. Kushner with respect to supplemental defined benefits or retirement benefits.

Setting Actual Compensation for the Named Executive Officers

The specific compensation decisions made for each of the named executives for 2006 and year-to-date in 2007 reflect our management’s and our Committee’s assessments of performance relative to Company and business Group financial and operational measurements and individual performance objectives and comparisons against market benchmarks. Our compensation actions for our Chief Executive Officer and other named executive officers are summarized as follows:

Base Salary

In January 2006, the Committee set Mr. Welding’s base salary at $686,700. This base salary represents a 9% increase from the prior year’s salary of $630,000. At the same time, the Committee set Ms. Kushner’s base salary at $317,750, which represents a 9% increase from her prior year’s base salary of $291,500, and Mr. Weber’s base salary at $262,260, a 15% increase from the prior year’s base salary of $228,000. These increases were awarded to recognize these executives’ accomplishments in 2005 and the low relative position of their individual 2005 base salaries versus competitive market benchmarks. Mr. Gustafson’s 2006 base salary was set at $312,000, a 4% increase from the prior year’s base salary of $300,000. The Committee believed that Mr. Gustafson’s 2005 base salary was at competitive benchmarks but awarded the salary increase in recognition of Mr. Gustafson’s accomplishments in 2005. Mr. McConnaughey was hired by our Company on March 6, 2006, and pursuant to the negotiated terms of his employment offer was paid at an annual base salary rate of $320,000 during 2006.

Mr. Welding did not receive an increase in his base salary in 2007 based on the Committee’s review of external market data and the performance of our Company in 2006. In January 2007, the Committee set Ms. Kushner’s base salary at $330,460, a 4% increase from her prior year’s salary, and Mr. Gustafson’s base salary at $321,360, a 3% increase from his 2006 base salary. The Committee believes that Ms. Kushner’s and Mr. Gustafson’s individual salaries are competitive in the marketplace and the increase was awarded to recognize their individual accomplishments in 2006. Mr. Weber’s base salary for 2007 was increased to $288,475, a 10% increase from his 2006 base salary. This increase was awarded to recognize Mr. Weber’s accomplishments in 2006 and the low relative position of his 2006 base salary versus market benchmarks. Mr. McConnaughey did not receive an increase in base salary in 2007 based on the Committee’s review of external market data and the determination that Mr. McConnaughey’s base salary is currently at 119% of his target market base salary.

Annual Cash Incentive Payments

In February 2006, based on improvement in the Economic Value of our Company of $45 million in 2005, the Committee awarded Mr. Welding an incentive cash payment of $707,940 for 2005. This payment represented a payout of 112.4% of Mr. Welding’s annual base salary for 2005, based upon the achievement of actual Economic Value at the Company level over the target Economic Value for the year. Mr. Welding’s threshold incentive award was 37.5% of his annual base salary, his target incentive award level was 75% of his annual base salary and his maximum incentive award as a percentage of his annual base salary was 150%. Likewise, Ms. Kushner was awarded an incentive cash award of $218,874 for 2005 based upon the improvement in our Company’s Economic Value, which represents 75.1% of her 2005 annual base salary. Ms. Kushner’s threshold incentive award was 25% of her annual base salary, her target incentive award was 50% of her annual base salary and her maximum incentive award as a percentage of her annual base salary was 100%. Both Mr. Welding’s and Ms. Kushner’s annual incentive awards for 2005 represented achievement of an above target Economic Value for our Company during 2005.

In February 2006, based on the improvement in the Economic Value of the Fire Rescue Group of $21 million in 2005 and on the improvement of the Economic Value of our Company of $45 million in 2005, the Committee awarded Mr. Gustafson an incentive cash payment of $122,326 for 2005. This represents an annual cash incentive award equal to 40.8% of Mr. Gustafson’s annual base salary for 2005. Mr. Gustafson’s threshold incentive award as a percentage of his annual base salary was 25%, his target annual incentive award was 50% of his annual base salary and his maximum annual incentive award was 100% of his annual base salary. Mr. Gustafson’s annual incentive opportunity was weighted 80% based upon the Economic Value of the Fire Rescue Group and 20% based upon the Economic Value of our Company as a whole. Mr. Gustafson’s annual incentive award for 2005 represented achievement between threshold and target Economic Value for the Fire Rescue Group and above target Economic Value for our Company as a whole.

In February 2006, based on the improvement of the Economic Value of the Environmental Solutions Group of $7 million in 2005, and on the growth of the Economic Value of our Company of $45 million in 2005, the Committee awarded Mr. Weber an incentive cash payment of $80,510 for 2005. This represents an annual cash incentive equal to 35.2% of Mr. Weber’s annual base salary for 2005. Mr. Weber’s threshold annual incentive award as a percentage of his annual base salary was 25%, his target incentive award was 50% of annual base salary and his maximum annual incentive award was 100% of annual base salary. Mr. Weber’s annual incentive opportunity was weighted 80% based upon the Economic Value of the Environmental Solutions Group and 20% based upon the Economic Value of our Company as a whole. Mr. Weber’s annual incentive award for 2005 represented achievement between threshold and target Economic Value for the Environmental Solutions Group and above target Economic Value for our Company as a whole.

Mr. McConnaughey was not employed by our Company during 2005 and was therefore not eligible to receive an annual cash incentive award for that year.

In February 2007, based on the improvement of Economic Value of our Company of $9 million in 2006, the Committee awarded Mr. Welding an incentive cash payment of $611,291 for 2006. This award represented 89.0% of Mr. Welding’s annual base salary for 2006, representing an above target achievement of Economic Value for our Company for 2006. Likewise, the Committee awarded Ms. Kushner an incentive cash payment of $188,996 for 2006 based upon the Economic Value of our Company, which represents an above target payout equal to 59.5% of her annual base salary for last year.

Based on the improvement of the Economic Value of the Safety and Security Systems Group of $3 million in 2006, and the improvement of Economic Value of our Company of $9 million in 2006, the Committee awarded Mr. McConnaughey an incentive cash payment of $242,301 in February 2007. This cash incentive award was equal to 75.7% of Mr. McConnaughey’s base salary for 2006 and was prorated for the period from his employment with our Company on March 6, 2006 through the end of the year. Mr. McConnaughey’s threshold annual incentive award as a percentage of his annual base salary was 25%, his target incentive award was 50% of his annual base salary and his maximum incentive award was 100% of his annual base salary. Mr. McConnaughey’s annual incentive opportunity was weighted 80% based upon the Economic Value of the Safety and Security Systems Group and 20% based upon the Economic Value for our Company as a whole. Mr. McConnaughey’s annual incentive award for

2006 represents achievement above maximum Economic Value for the Safety and Security Systems Group and above target Economic Value of our Company as a whole.

Based on the improvement of Economic Value of the Fire Rescue Group of $3 million in 2006, and the improvement in Economic Value of our Company of $9 million in 2006, the Committee awarded Mr. Gustafson an incentive cash payment of $141,771 for 2006. This represented 45.4% of Mr. Gustafson’s annual base salary for 2006, which means that the Fire Rescue Group achieved between threshold and target Economic Value for 2006 while our Company as a whole achieved Economic Value that was above target.

Based on the growth of Economic Value of the Environmental Solutions Group of $10 million in 2006, and the growth in Economic Value of our Company of $9 million in 2006, the Committee awarded Mr. Weber an incentive cash payment of $291,170 for 2006. This represented 111.0% of Mr. Weber’s annual base salary for 2006, representing an above target achievement of Economic Value for the Environmental Solutions Group and our Company as a whole. Mr. Weber was the only one of the named executive officers who also earned a 2005 carry forward amount for performance of his business Group during 2006.

Long-Term Equity Incentives

In February 2006, the Committee granted Mr. Welding, Ms. Kushner, Mr. Gustafson and Mr. Weber stock options for 117,300, 25,235, 25,235 and 19,550 shares of our common stock, respectively. Each of the options had an exercise price of $16.94, the low share price on the date of grant. The options vest in three equal annual installments on the first three anniversaries of the date of the grant. At the same meeting, the Committee also granted Mr. Welding, Ms. Kushner, Mr. Gustafson and Mr. Weber 48,600, 10,400, 10,400 and 8,100 shares of restricted stock, respectively. The restricted shares vest fully on the third anniversary of the date of the grant and are subject to forfeiture and cancellation if the executive officer terminates his or her employment with our Company and its subsidiaries prior to that time.

Mr. McConnaughey was not employed by our Company at the time of the February 2006 grants. Pursuant to his employment offer, on Mr. McConnaughey’s date of hire, March 6, 2006, the Committee granted him stock options for 15,000 shares of our common stock, with an exercise price of $17.55 per share, the low price on the date of grant. Also, on Mr. McConnaughey’s date of hire, the Committee granted Mr. McConnaughey 18,900 shares of restricted stock. The restricted shares vest fully on the third anniversary of the date of the grant and are subject to forfeiture and cancellation if Mr. McConnaughey terminates his employment with our Company and its subsidiaries prior to that time.

In February 2007, the Committee granted Mr. Welding, Ms. Kushner, Mr. McConnaughey, Mr. Gustafson and Mr. Weber stock options to purchase 79,900, 21,600, 18,600, 20,700 and 18,600 shares of our common stock, respectively. Each of these options has an exercise price of $16.10, the closing share price on the date of grant. We have changed our methodology for determining the exercise price for stock options after analysis of the guidance of the federal securities regulators during 2006. The Committee will now set the exercise price of all options that it grants at the closing price for our common stock, as reported by the New York Stock Exchange, on the date of the grant of the option. The options vest in three equal annual installments on the first three anniversaries of the date of the grant. At the same meeting, the Committee granted Mr. Welding, Ms. Kushner, Mr. McConnaughey, Mr. Gustafson and Mr. Weber 38,000, 10,200, 8,200, 9,800 and 8,800 shares of restricted stock, respectively. The restricted shares vest fully on the third anniversary of the date of the grant and are subject to forfeiture and cancellation if the executive officer terminates his or her employment with our Company and its subsidiaries prior to that time.

Perquisites and Other Benefits

Vehicles and Vehicle Allowances:  In 2006, our Company paid on Mr. Welding’s behalf leased vehicle payments totaling $11,876. Ms. Kushner received a vehicle allowance totaling $11,400, Mr. McConnaughey received a vehicle allowance totaling $9,500, Mr. Gustafson received a vehicle allowance totaling $11,400, and Mr. Weber received a vehicle allowance totaling $3,800.

Health Medical Exam Reimbursement:  In 2006, Ms. Kushner received an executive health exam valued at $2,375, which was paid for by our Company. The other named executives, while eligible, did not take advantage of the program.

Additional Survivor Benefits:  Mr. Welding’s estate or his beneficiaries will be eligible to receive a benefit in the amount of one year’s compensation at his annual rate effective at the date of his death if Mr. Welding is employed by our Company at the time of his death. This benefit is not funded by an insurance policy from a third party insurer so there was no cash outlay by our Company attributable to the benefit during 2006.

Country Club Initiation and Membership Fees Reimbursement:  During 2006, Mr. Welding joined a country club and received reimbursement from our Company for certain country club initiation fees and membership dues. Mr. Welding received reimbursements in the aggregate amount of $46,151 during 2006, of which $42,500 represented the first of two payments of the original required initiation fee. The second payment of $42,500 will be made upon attainment of full membership status.

Relocation Reimbursement:  Mr. McConnaughey was hired by our Company during 2006 and, pursuant to our Company’s Executive Relocation Reimbursement Program, was reimbursed for various moving expenses in the aggregate amount of $113,171. Mr. Gustafson was also paid $36,000 during 2006 for relocation expenses associated with his move in 2005.

Tax Gross-Up Payments:  In connection with the payment of Mr. McConnaughey’s signing bonus of $300,000 upon the commencement of his employment with our Company, we also agreed to pay any income tax attributable to this bonus. The amount of this payment, including the income taxes attributable to the amounts paid by our Company on Mr. McConnaughey’s behalf, amounted to $167,115. Mr. McConnaughey was also reimbursed for certain tax expenses associated with certain of his relocation expenses in the amount of $11,686.

Supplemental Savings and Investment Plan:  In years prior to 2005, executives were eligible to participate in the Supplemental Savings and Investment Plan, a non-qualified deferred compensation benefit that supplemented our defined benefit plans. During 2007, balances remaining in this plan will be transferred into the new Savings Restoration Plan.

In connection with Ms. Kushner’s employment offer letter in 2002, we committed to payment of certain supplemental defined benefits or retirement benefits to Ms. Kushner upon her retirement after the age of 57. In full satisfaction of Ms. Kushner’s rights to such payments, we entered into an agreement with Ms. Kushner by which we agree to credit, as of March 1, 2007, Ms. Kushner’s notional account in the new Savings Restoration Plan in the aggregate amount of $308,472 and agree to make five additional payments in the aggregate amount of $77,480 on March 1 over the next five years, provided that Ms. Kushner is employed by our Company on such payment dates. In addition, in consideration of the fact that Ms. Kushner was not given the opportunity to make voluntary deferrals of compensation into the Supplemental Savings and Investment Plan during 2005 and 2006, we credited Ms. Kushner’s notional account, also as of March 1, 2007, with the additional amount of $15,798. None of these amounts were paid currently due to the fact that the Savings Restoration Plan is an unfunded, non-qualified defined contribution plan.

Stock Ownership Guidelines for Executive Officers

Our executive officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between two and five times the executive’s base salary and executives generally have between three and five years from the date they become subject to the stock ownership guidelines to comply with the guidelines. We recognize both direct and indirect forms of ownership in achieving the requirements. Effective with the 2007 stock option and restricted stock awards made to the named executive officers, Mr. Welding will comply with requirements for stock ownership. Mr. McConnaughey has not met his requirements for stock ownership and has four years to comply. Ms. Kushner, Mr. Gustafson, and Mr. Weber have not met their requirements for stock ownership and have three years to comply.

Impact of Accounting and Tax Treatment on Forms of Compensation Paid

Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1 million paid to the chief executive officer and the other most highly compensated executive officers of a public company will generally be nondeductible for federal income tax purposes, subject to certain exceptions. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances. However, the Committee believes that it is important and necessary that the Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Committee’s view, such arrangements are in the best interests of our Company and our shareholders.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The responsibilities of the Compensation and Benefits Committee are provided in its Charter, which has been approved by our Board of Directors.

In fulfilling its oversight responsibilities with respect to the Compensation Disclosure and Analysis included in this Report, the Compensation and Benefits Committee, among other things, has:

•	reviewed and discussed the Compensation Disclosure and Analysis with management; and

•	following such review, the Compensation and Benefits Committee approved the inclusion of such Compensation Disclosure and Analysis in this proxy statement.

SUBMITTED BY THE COMPENSATION AND BENEFITS COMMITTEE

JOHN F. MCCARTNEY, CHAIRMAN

CHARLES R. CAMPBELL      PAUL W. JONES

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION IN THE LAST FISCAL YEAR

Summary Compensation Table

The following table sets forth information concerning compensation earned during the fiscal year ended December 31, 2006 for our Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers of our Company, and one other individual who served as an executive officer during 2006 who would have been one of the three other most highly compensated executive officers of our Company but for the fact that he was not serving as an executive officer of our Company at December 31, 2006:

							Change in
							Pension Value
							and
						Non-Equity	Non-qualified	All
				Stock	Option	Incentive Plan	Deferred	Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	Earnings($)(5)	($)(6)	Total($)
Robert D. Welding President and Chief Executive Officer	2006	$686,700	—	743,459	620,391	611,291	23,018	74,827	2,759,686
Stephanie K. Kushner Vice President and Chief Financial Officer	2006	$317,750	—	173,987	150,088	188,996	133,618	25,257	989,696
David R. McConnaughey President, Safety and Securities Systems Group	2006	$263,183	$300,000	91,997	26,711	242,301	—	301,540	1,225,732
Marc F. Gustafson President, Fire Rescue Group	2006	$312,000	—	164,281	113,417	141,771	—	53,597	785,066
Mark D. Weber President, Environmental Solutions Group	2006	$262,260	—	140,856	97,371	291,170	—	13,647	805,304
Stephen C. Buck Former President, Safety Products Group	2006	$90,533	—	342,505	237,499	—	34,551	457,236	1,162,324

(1)	Represents a signing bonus that Mr. McConnaughey received upon commencement of employment on March 6, 2006.

(2)	The stock award values represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R). These amounts include amounts related to unvested restricted stock awards granted under our long-term incentive plan, discussed in further detail on page 18 under the heading “Long-Term Equity Incentives.” Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in Footnote 9 to our Company’s audited financial statements for the fiscal year ended December 31, 2006, included in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007. Assumptions used in the calculation of this amount for the fiscal years ended December 31, 2002 and 2003, are included under the heading “Stock-based compensation plans” in Note A — Significant Accounting Policies included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 16, 2005.

(3)	The option award values represent the dollar amount of compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R). These amounts include amounts related to unvested stock option grants awarded under our long-term incentive plan, discussed in further detail on page 18 under the heading “Long-Term Equity Incentives.” Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in Footnote 9 to our Company’s audited financial statements for the fiscal year ended December 31, 2006, included in our Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2007. Assumptions used in the calculation of this amount for the fiscal years ended

December 31, 2002 and 2003 are included under the heading “Stock-based compensation plans” in Note A — Significant Accounting Policies included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 16, 2005.

(4)	Reflects the cash awards to the named individuals under our management incentive plan that is discussed in further detail beginning on page 13 under the heading “Annual Cash Incentives.”

(5)	Reflects the actuarial increase in the present value of the named executive officers’ benefits under all pension plans, including supplemental pension plans, established by our Company determined using interest rate and mortality rate assumptions consistent with those used in our Company’s financial statements, and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. For Ms. Kushner, the amount represents a $16,348 change in her benefits under our Retirement Plan, and a $117,270 change in her benefits under our Supplemental Retirement Plan. In 2006, none of the other named executive officers participated in the Supplemental Retirement Plan. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) savings plan, and dividends on Company stock are paid at the same rate as dividends paid to shareholders.

(6)	All Other Compensation includes the following aggregate perquisites and other items that equaled or exceeded $10,000:

	Tax Gross-Ups			Relocation
	($)	Severance	Auto Allowance	($)	401(k) Match	Other Perquisites
Name	(x)	($)	($)	(y)	($)	($)
Robert D. Welding	—	—	$11,876	—	$4,290	$58,661	(z)
Stephanie K. Kushner	—	—	$11,400	—	$6,600	$7,257
David R. McConnaughey	$178,801	—	$9,500	$113,171	—	$68
Marc F. Gustafson		—	$11,400	$36,000	$5,742	$455
Mark D. Weber		—	$3,800	—	$6,600	$3,247
Stephen C. Buck(v)		$457,236	—	—	—	—

(v)	Does not include any perquisites because the aggregate was less than $10,000.

(x)	Mr. McConnaughey received reimbursement for tax expenses associated with relocation of $11,686, as well as those attributable to the receipt of a signing bonus of $167,115.

(y)	Includes the following amounts paid out as reimbursement for home purchase expenses: Mr. McConnaughey — $113,171; Mr. Gustafson — $36,000.

(z)	Mr. Welding received $46,151 for country club membership fees and dues, as well as a $10,000 Company match of his charitable contribution to the United Way.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards earned for the fiscal year ended December 31, 2006 for the named executive officers:

						All Other	All Other
						Stock	Option		Closing
			Estimated Possible Payouts Under			Awards:	Awards:	Exercise	Price of	Grant Date
			Non-Equity Incentive Plan Awards			Number	Number of	or Base	Stock on	Fair Value
			(1)(2)			of Shares	Securities	Price of	Date of	of Stock
		Board				of Stock	Underlying	Option	Option	and Option
	Grant	Approval	Threshold	Target	Maximum	or Units	Options	Awards	Grant	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	($/Sh)	($/Sh)	($/Sh)(3)
Robert D. Welding			$258,612	$517,223	$1,180,202
	2/8/06					48,600				$834,462
	2/8/06						117,300	$16.94	$17.17	$729,606
Stephanie K. Kushner			$79,956	$159,913	$364,888
	2/8/06					10,400				$178,568
	2/8/06						25,235	$16.94	$17.17	$156,962
David R. McConnaughey			$65,973	$131,945	$263,890
	3/6/06	2/22/06				18,900				$335,286
	3/6/06	2/8/06					15,000	$17.55	$17.74	$97,350
Marc F. Gustafson			$78,000	$176,087	$400,837
	2/8/06					10,400				$178,568
	2/8/06						25,235	$16.94	$17.17	$156,962
Mark D. Weber			$69,214	$164,564	$364,292
	2/8/06					8,100				$139,077
	2/8/06						19,550	$16.94	$17.17	$121,601
Stephen C. Buck	2/8/06					8,100				$139,077
	2/8/06						19,550	$16.94	$17.17	$121,601

(1)	Annual incentive plan award payout is determined based exclusively on objective measures of financial performance. For each of Ms. Kushner, Mr. McConnaughey, Mr. Gustafson and Mr. Weber, the target was 50% of base salary. Mr. Welding was targeted at 75% of his base salary. The threshold payout amount is 50% of the target amount, if all incentive plan metrics are achieved at the threshold performance level. If performance against the incentive plan metrics is below the threshold, the payout is 0%. The maximum payment is two times the target amount.

(2)	These payouts include potential carry forward amounts.

(3)	The grant date fair values are calculated based upon the provision of SFAS 123(R). Shares in the form of restricted stock are valued at the closing prices of our Company’s common stock on the date of the grant. The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $6.22 for options granted on February 8, 2006, and $6.49 for options granted on March 6, 2006.

Additional Information About the Compensation Paid to the Named Executive Officers

Mr. Robert D. Welding — Our Company has an employment agreement with Mr. Welding. The agreement continues until the December 31st following Mr. Welding’s 65th birthday (currently 59), subject to earlier termination by our Company or Mr. Welding. Mr. Welding’s annual salary is as approved by the Compensation and Benefits Committee, but may not be less than $600,000 or such higher minimum annual rate as determined by the Committee. At the discretion of our Board of Directors, Mr. Welding’s annual compensation may be increased during the term of the agreement. In the event of his death prior to termination of employment, Mr. Welding’s estate is entitled to receive in monthly installments an amount equal to one year’s minimum compensation. The agreement also provides that during Mr. Welding’s employment and for a period of 36 months after termination of employment, he will not compete with us.

Our Company has not entered into formal written employment agreements with any of the other named executive officers. However, pursuant to his employment offer letter issued upon his appointment as President of the Safety and Securities Systems Group, Mr. McConnaughey is entitled to an annual salary of at least $320,000, an annual cash bonus opportunity targeted at approximately 50% of his base salary, annual stock option and restricted stock grants as determined by the Compensation and Benefits Committee, car allowance and participation in our Company’s standard benefit package including relocation benefits, health benefits, 401(k) plan and other benefits. Similarly, Mr. Gustafson’s employment offer letter entitles him to a base salary of at least $300,000, an annual cash bonus opportunity targeted at approximately 50% of his base salary, annual stock option and restricted stock grants as determined by the Compensation and Benefits Committee, a car allowance and participation in our Company’s standard benefits package including relocation benefits, health benefits, 401(k) plan and other benefits.

Mr. Stephen C. Buck resigned from our Company, effective April 24, 2006. Pursuant to an agreement entered into on May 5, 2006 with our Company, Mr. Buck received a severance payment of $457,236 which approximated his annual salary plus annual bonus. In addition, 42,183 unvested stock options and 21,825 unvested stock awards that Mr. Buck held at the date of termination were allowed immediate vesting. Mr. Buck can exercise the vested options within three years of his termination date. Mr. Buck was also provided executive outplacement services for twelve months following the date of termination, as well as subsidized COBRA coverage until the earlier of a) November 5, 2007 or b) the date he becomes eligible to receive other insurance coverage. Following his resignation, Mr. Buck will continue to be covered by our Supplemental Retirement Survivor and Disability Plan. Pursuant to this plan, upon his death his designated beneficiaries will be entitled to receive annual benefit payments of $34,760 for ten years. This benefit is a general obligation of our Company and has been substantially funded by a life insurance policy we obtained from a third party.

The exercise price for each option grant was the lowest sale price of our common stock on the date of grant. As explained in more detail in the Compensation Discussion and Analysis, we have changed our methodology for determining the exercise price for stock options during 2006, and will now set the exercise price of the option at the closing price for our common stock, as reported by the New York Stock Exchange, on the date of the grant of the option. The options granted in 2006 were granted under our 2005 Executive Incentive Compensation Plan, and vest in three equal annual installments on the first three anniversaries of the date of the grant. The restricted shares were granted under our 2005 Executive Incentive Compensation Plan, and vest fully on the third anniversary of the date of the grant and are subject to forfeiture and cancellation if the named executive officer terminates his or her employment with our Company and its subsidiaries prior to that time.

Annual cash bonuses to the named executive officers are paid under our management incentive plan. For 2006, 100% of the target bonuses for Mr. Welding and Ms. Kushner were based on the performance of our Company as a whole. For each of Messrs. McConnaughey, Gustafson and Weber, 20% of the target bonus was based on the performance of our Company as a whole, and the remaining 80% was based on the performance of the division under their direct supervision. The threshold, target and maximum levels of bonus payable were determined based on the Economic Value of our Company. For additional information about how Economic Value is determined, see the discussion under “Annual Cash Incentives” in the Compensation Discussion and Analysis beginning on page 13.

Information as to Stock Options

Outstanding Equity Awards at Fiscal Year-End  The following table sets forth information concerning outstanding equity awards, as of the completed 2006 fiscal year, held by the named executive officers:

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
				Equity					Awards:	Payout
				Incentive					Number of	Value of
			Number of	Plan Awards:				Market	Unearned	Unearned
		Number of	Securities	Number of			Number of	Value of	Shares,	Shares,
		Securities	Underlying	Securities			Shares or	Shares or	Units, or	Units, or
		Underlying	Unexercised	Underlying			Units of	Units of	Other	Other
		Unexercised	Options (#)	Unexercised	Option	Option	Stock that	Stock that	Rights that	Rights that
		Options (#)	Unexercisable	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Grant Date	Exercisable	(1)	Options (#)	Price ($)	Date	Vested (#)(2)	Vested ($)(3)	Vested ($)	Vested ($)
Robert D. Welding	11/28/2003	100,000	—	—	$15.10	11/28/2013	—	—	—	—
	2/12/2004	25,000	25,000	—	$18.89	2/12/2014	25,000	$401,000	—	—
	2/10/2005	17,133	34,267	—	$16.01	2/10/2015	48,600	$779,544	—	—
	4/27/2005	28,267	56,533	—	$16.01	4/27/2015	—	—	—	—
	2/8/2006	—	117,300	—	$16.94	2/8/2016	48,600	$779,544	—	—
Stephanie K. Kushner	3/1/2002	25,000	—	—	$25.67	3/1/2012	—	—	—	—
	2/6/2003	20,000	—	—	$15.65	2/6/2013	1,250	$20,050	—	—
	10/30/2003	25,000	—	—	$14.48	10/30/2013	—	—	—	—
	2/12/2004	5,000	5,000	—	$18.89	2/12/2014	3,750	$60,150	—	—
	2/10/2005	9,767	19,533	—	$16.01	2/10/2015	10,400	$166,816	—	—
	2/8/2006	—	25,235	—	$16.94	2/8/2016	10,400	$166,816	—	—
David R. McConnaughey	3/6/2006	—	15,000	—	$17.55	3/6/2016	18,900	$303,156	—	—
Marc F. Gustafson	10/20/2004	7,500	7,500	—	$17.68	10/20/2014	7,500	$120,300	—	—
	2/10/2005	7,567	15,133	—	$16.01	2/10/2015	8,100	$129,924	—	—
	2/8/2006	—	25,235	—	$16.94	2/8/2016	10,400	$166,816	—	—
Mark D. Weber	12/11/1997	2,000	—	—	$20.44	12/11/2007	—	—	—	—
	7/8/1999	2,000	—	—	$21.25	7/8/2009	—	—	—	—
	12/9/1999	1,000	—	—	$16.06	12/9/2009	—	—	—	—
	2/1/2001	1,000	—	—	$21.95	2/1/2011	—	—	—	—
	2/6/2002	1,000	—	—	$23.21	2/6/2012	—	—	—	—
	4/17/2003	10,000	—	—	$16.02	4/17/2013	1,250	$20,050	—	—
	2/12/2004	5,000	5,000	—	$18.89	2/12/2014	3,750	$60,150	—	—
	2/10/2005	7,567	15,133	—	$16.01	2/10/2015	8,100	$129,924	—	—
	2/8/2006	—	19,550	—	$16.94	2/8/2016	8,100	$129,924	—	—
Stephen C. Buck(4)	12/11/1997	15,000	—	—	$20.44	12/11/2007	—	—	—	—
	12/10/1998	8,000	—	—	$23.75	12/10/2008	—	—	—	—
	12/9/1999	16,000	—	—	$16.06	12/9/2009	—	—	—	—
	4/18/2001	10,000	—	—	$20.91	4/18/2011	—	—	—	—
	2/6/2002	10,000	—	—	$23.21	2/6/2012	—	—	—	—
	2/6/2003	15,000	—	—	$15.65	2/6/2013	—	—	—	—
	2/12/2004	15,000	—	—	$18.89	2/12/2014	—	—	—	—
	2/10/2005	22,700	—	—	$16.01	2/10/2015	—	—	—	—
	2/8/2006	19,550	—	—	$16.94	2/8/2016	—	—	—	—

(1)	Stock options granted in 2004 vest at a rate of one-half in year two, and one-half in year three. Stock options granted in 2005 and 2006 are subject to graded vesting over a three-year period from the date of grant.

(2)	Stock awards granted in 2003 and 2004 vest ratably at 25% over a four-year period. Stock awards granted in 2005 and 2006 vest on the third anniversary of the grant date.

(3)	Based on the closing price of $16.04 per share of our common stock on December 31, 2006.

(4)	Mr. Buck resigned as an executive officer in 2006. In conjunction with his severance agreement, all outstanding unvested options and restricted stock awards were deemed vested as of the last day of his employment.

Option Exercises and Stock Vested  The following table sets forth information concerning amounts received or realized upon exercise of options or similar instruments, and the vesting of stock or similar instruments, by the named executive officers. None of the named executive officers exercised any stock options during the year ended December 31, 2006.

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Robert D. Welding	—	—	12,500	$223,875
Stephanie K. Kushner	—	—	5,625	$102,644
David R. McConnaughey	—	—	—	—
Marc F. Gustafson	—	—	3,750	$59,025
Mark D. Weber	—	—	3,125	$55,969
Stephen C. Buck(2)	—	—	30,575	$802,901

(1)	Reflects the lapse of time-based restrictions pursuant to the terms of grant under our long-term incentive plan for the 2002 - 2004 grant cycles. No amounts were deferred by any of the named executive officers.

(2)	Mr. Buck resigned as an executive officer in 2006. In conjunction with his severance agreement, all outstanding unvested options and restricted stock awards were deemed vested as of the last day of his employment.

Post Retirement Benefits

Pension Benefits Table  The following table sets forth information concerning the present value of accumulated pension benefits accrued by and any such payments made to the named executive officers:

		Number of Years	Present Value of	Payments During
	Plan Name	Credited Service	Accumulated	Last Fiscal Year
Name	(1)(2)(3)	(#)	Benefit ($)	($)
Robert D. Welding	FSC Retirement Plan	2.0	$44,294	—
Stephanie K. Kushner(3)	FSC Retirement Plan	3.5	$55,010	—
	Supplemental Pension Agreement	4.8	$176,533	—
David R. McConnaughey	—	—	—	—
Marc F. Gustafson	—	—	—	—
Mark D. Weber	—	—	—	—
Stephen C. Buck	FSC Retirement Plan	20.3	$445,898	—

(1)	Our retirement plan provides retirement benefits for many salaried and hourly employees, including officers. Contributions are made on an actuarial group basis, and no specific amount of contributions is set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, as amended, which limits the annual benefits which may be paid from a tax-qualified retirement plan.

(2)	Ms. Kushner was eligible to receive a supplemental payment upon retirement at or after age 57. She was entitled to a $25,000 annual supplemental payment after five years of employment with us, increasing by $5,000 for each year she worked after five years of employment, up to a maximum of $50,000 per year. In March of 2007, Ms. Kushner entered into a Satisfaction and Release Agreement with our Company regarding her supplemental pension agreement in exchange for the receipt of six discretionary, supplemental and additional contributions to the new Federal Signal Savings Restoration Plan (SRP) as follows: March 1, 2007 — $308,472, March 1, 2008 — $30,322, March 1, 2009 — $11,233, March 1, 2010 — $11,658, March 1, 2011 — $11,902, and March 1, 2012 — $12,365. Additionally, we agreed to make a discretionary, supplemental and additional contribution on March 1, 2007 to her SRP notional account in the amount of $15,798 in recognition of her lost opportunity to restore company matching contributions to her 401(k) plan in the years 2005 and 2006.

(3)	Mr. McConnaughey, Mr. Gustafson and Mr. Weber were not eligible to participate in this pension plan in 2006.

The normal retirement age under our retirement plan is age 65. The annual pension earned by an eligible named executive officer is equal to 50% of the named executive officer’s average monthly compensation (up to a maximum of $105,000), less one-half of Social Security payments, times the named executive officer’s credited service years (to a maximum of 30 years), divided by 30. For purposes of the Retirement Plan, a named executive officer’s compensation is his or her salary plus non-equity incentive plan compensation as set forth in the Summary Compensation Table. Under the Retirement Plan, the named executive officers are eligible to retire after age 55 if they have completed at least 10 years of service with our Company. However, in the event of such early retirement, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months, by which the actual retirement age is less than 65 years.

Non-qualified Deferred Compensation Table  The following table sets forth information concerning contributions, earnings, and balances under non-qualified deferred contribution plans for the named executive officers:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contribution in	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
Name(1)	Last FY ($)	Last FY ($)	FY ($)(2)	Distributions ($)	FYE ($)
Robert D. Welding	—	—	—	—	—
Stephanie K. Kushner	—	—	$9,311	—	$118,985
David R. McConnaughey	—	—	—	—	—
Marc F. Gustafson	—	—	—	—	—
Mark D. Weber	—	—	$314	—	$4,012
Stephen C. Buck	—	—	$113,620	1,781,376	—

(1)	Pursuant to our Supplemental Savings and Investment Plan, each eligible named executive officer was permitted to defer up to 100% of his or her annual bonus. Participation in this plan was frozen in July of 2005 and no additional deferrals were made in 2006.

(2)	The earnings reported under this column have not been reported as compensation in the last completed fiscal year in the Summary Compensation Table because these earnings were not above market. The earnings on the named executive officers’ deferred compensation are calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) savings plan. Dividends on Company stock held by the named executive officers are paid at the same rate as dividends paid to shareholders of our Company.

Other Potential Post-Employment Payments

Our Company entered into agreements with each named executive officer that provide for payments at, following, or in connection with any termination, including resignation, involuntary termination, retirement, death, disability of a named executive officer, or a Change in Control of our Company. The tables on the following pages reflect the incremental cost to our Company of providing payments and benefits, which are generally not available on a non-discriminatory basis, in connection with each of the aforementioned circumstances. The amounts shown in the tables assume that such termination occurs on December 31, 2006, and thus, only includes amounts earned through such time. However, the actual amounts that would be paid out under each circumstance can only be determined at the time of separation.

Material Conditions to Receipt of Payments  The receipt of payments and benefits upon termination are conditioned on the named executive officers’ compliance with the following restrictive covenants set forth in their severance and change in control agreements:

•	Execution of a general release;

•	Non-disclosure of confidential information to a third party;

•	Non-competition with our Company for a twelve month period;

•	Cooperation with our Company in connection with any and all lawsuits, claims, investigations, or similar proceedings;

•	Non-solicitation of employees for a twelve month period; and

•	Agreement not to disparage our Company or otherwise make comments harmful to our Company’s reputation.

Payments Made Upon Termination  Our Company has entered into Executive General Severance Agreements with Messrs. Welding, Gustafson, McConnaughey, Weber and Ms. Kushner that provide for the payment of severance in the event of involuntary termination “Without Cause” or voluntary termination with “Good Reason.” If an executive’s employment is terminated under either of the preceding circumstances, he or she shall receive the following payments and benefits:

•	Payment of cash equal to one times the sum of the named executive officer’s base salary and target annual bonus established for the bonus plan year in which the executive’s termination occurs;

•	Payment of a pro-rata portion of the targeted annual bonus for the year in which the termination occurs;

•	Continuation of the welfare benefits of medical insurance, dental insurance, and group term life insurance for an eighteen month period. These benefits shall be provided to executives at the same premium cost, and at the same coverage level, as in effect as of the executive’s date of termination;

•	Right to exercise vested options within three months from date of termination; and

•	Earned amounts under our 401(k) plan and Savings Restoration Plan.

If, however, the named executive officer is terminated by our Company for cause or if the named executive officer voluntarily terminates his or her employment without Good Reason, our Company shall not provide the named executive officer with post-termination payments or benefits other than those vested and accrued under our Company’s various compensation plans and programs.

Payments Made Upon Retirement  Our Company provides the following post-termination payments and benefits upon retirement:

•	Right to exercise vested options within three years from date of termination; and

•	Earned amounts under our 401(k) plan and Savings Restoration Plan.

In order to be retirement-eligible, a named executive officer must fulfill the age and service requirements stipulated in our retirement plans and other compensation arrangements. None of the named executive officers other than Mr. Buck were eligible for retirement as of December 31, 2006.

Payments Made Upon Death or Disability  In the event of death or disability, named executives officers shall receive the following payments and benefits from our Company:

•	Immediate vesting of all outstanding and unvested stock options. Named executive officers or his or her designated beneficiary shall have the right to exercise such options for one year from the date of disability or death;

•	Immediate vesting of restricted stock; and

•	Earned amounts under our 401(k) plan and Savings Restoration Plan.

In addition to the benefits listed above, named executive officers will receive benefits under our non-discriminatory disability plan or payments under our group life insurance plan in the event of death or disability. Mr. Welding receives an additional executive life insurance benefit through his employment contract in the amount of one times his annual base salary.

Payments Made Upon a Change in Control  We maintain Executive Change-in-Control Severance Agreements that cover our named executive officers in the event of a “Change in Control” of our Company. As set forth in these agreements, if a Change in Control of our Company occurs, the named executive officers would be entitled to immediate and full vesting and lapse of restrictions on all outstanding equity-based long-term incentive awards, including stock options and restricted stock awards. If, however, an executive’s employment is terminated within 24 calendar months following a Change in Control (other than termination by us for Cause, voluntary termination by the executive without “Good Reason,” or by reason of death or disability) or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “Good Reason,” we shall provide each named executive officer with the following:

•	A lump-sum cash payment equal to three times the sum of the executive’s base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;

•	Immediate and full vesting and lapse of restrictions on all outstanding equity-based long-term incentive awards, including stock options and restricted stock awards;

•	Vesting and cash-out of all outstanding cash-based long-term incentive awards;

•	Continuation of health and welfare benefits for up to thirty-six months following termination. These benefits shall be provided to the executive at the same coverage level and cost to the executive as in effect immediately prior to the termination of the executive’s employment; and

•	If the value of the cash payments and the continuation or acceleration of benefits upon termination under the severance agreements would subject the executive officer to the payment of a federal excise tax as “excess parachute payments,” the executive would be entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and all of the executive’s additional federal, state and local income, excise and employment taxes that arise on the additional payment.

Under the Executive Change-in-Control Severance Agreements, a “Change in Control” of our Company means the occurrence of any one or more of the following events:

•	acquisition by any one person or group of beneficial ownership of forty percent (40%) or more of the combined voting power of our Company’s then outstanding securities;

•	replacement of the majority of the directors of our Company during any period of twenty-four consecutive months;

•	consummation of a merger or consolidation of our Company with another corporation, other than (1) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than sixty percent (60%) of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation; or (2) a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no person or group acquires more than forty percent (40%) of the combined voting power of our Company’s then outstanding securities;

•	approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•	any other transaction that our Board of Directors designates as being a Change in Control.

Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (1) the executive officer’s willful and continued failure to substantially perform his or her duties; (2) the executive’s conviction of a felony; or (3) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means: (1) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the change in control or a material reduction in the executive’s duties and authorities; (2) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (3) relocation of the executive to a new location in excess of 50 miles from the executive’s principal office immediately prior to the Change in Control; or (4) any material breach of the Executive Change-in-Control Severance Agreement by our Company.

Robert Welding

The following table illustrates the potential payments and benefits received by Robert Welding under various employment termination events.

Other Potential Post-Employment Payments

	Involuntary
	Termination	Involuntary					Change in
	Without	Termination					Control and
	Cause or	for Cause or					Termination
	Voluntary	Voluntary					without
	Termination	Termination				Change in	Cause or
	with Good	Without				Control	with Good
	Reason	Good Reason	Retirement	Death	Disability	Only	Reason
Type of Payment	($)	($)	($)	($)	($)	($)	($)
Cash Compensation
Cash Severance	$1,270,395	$0	$0	$0	$0	$0	$4,394,880
Long-Term Incentives
Stock Options
Unvested & Accelerated Awards	$0	$0	$0	$2,724	$2,724	$2,724	$2,724
Restricted Stock Units
Unvested & Accelerated Awards	$0	$0	$0	$1,960,088	$1,960,088	$1,960,088	$1,960,088
Retirement Benefits
Pension Plan	$0	$0	$0	$0	$0	$0	$0
401(k) Plan	$0	$0	$0	$0	$0	$0	$0
Non-Qualified 401(k) Plan	$0	$0	$0	$0	$0	$0	$0
Benefits
Continuation of Health & Welfare Benefits	$11,593	$0	$0	$0	$0	$0	$23,186
Life Insurance and Death Benefit Payout	$0	$0	$0	$686,700	$0	$0	$0
Disability Payments	$0	$0	$0	$0	$0	$0	$0
Perquisites & Tax Payments
Excise Tax & Gross-Up	$0	$0	$0	$0	$0	$0	$2,053,448
Outplacement	$25,000	$0	$0	$0	$0	$0	$25,000

Total	$1,306,988	$0	$0	$2,649,512	$1,962,812	$1,962,812	$8,459,326

Stephanie Kushner

The following table illustrates the potential payments and benefits received by Stephanie Kushner under various employment termination events.

Other Potential Post-Employment Payments

	Involuntary
	Termination	Involuntary					Change in
	Without	Termination					Control and
	Cause or	for Cause or					Termination
	Voluntary	Voluntary					without
	Termination	Termination				Change in	Cause or
	with Good	Without				Control	with Good
	Reason	Good Reason	Retirement	Death	Disability	Only	Reason
Type of Payment	($)	($)	($)	($)	($)	($)	($)
Cash Compensation
Cash Severance	$476,625	$0	$0	$0	$0	$0	$1,588,750
Long-Term Incentives
Stock Options
Unvested & Accelerated Awards	$0	$0	$0	$586	$586	$586	$586
Restricted Stock Units
Unvested & Accelerated Awards	$0	$0	$0	$413,832	$413,832	$413,832	$413,832
Retirement Benefits
Pension Plan	$0	$0	$0	$0	$0	$0	$0
401(k) Plan	$0	$0	$0	$0	$0	$0	$0
Non-Qualified 401(k) Plan	$0	$0	$0	$0	$0	$0	$0
Benefits
Continuation of Health & Welfare Benefits	$10,678	$0	$0	$0	$0	$0	$21,355
Life Insurance and Death Benefit Payout	$0	$0	$0	$0	$0	$0	$0
Disability Payments	$0	$0	$0	$0	$0	$0	$0
Perquisites & Tax Payments
Excise Tax & Gross-Up	$0	$0	$0	$0	$0	$0	$687,997
Outplacement	$25,000	$0	$0	$0	$0	$0	$25,000

Total	$512,303	$0	$0	$414,418	$414,418	$414,418	$2,737,520

David McConnaughey

The following table illustrates the potential payments and benefits received by David McConnaughey under various employment termination events.

Other Potential Post-Employment Payments

	Involuntary
	Termination	Involuntary					Change in
	Without	Termination					Control and
	Cause or	for Cause or					Termination
	Voluntary	Voluntary					without
	Termination	Termination				Change in	Cause or
	with Good	Without				Control	with Good
	Reason	Good Reason	Retirement	Death	Disability	Only	Reason
Type of Payment	($)	($)	($)	($)	($)	($)	($)
Cash Compensation
Cash Severance	$480,000	$0	$0	$0	$0	$0	$1,600,000
Long-Term Incentives
Stock Options
Unvested & Accelerated Awards	$0	$0	$0	$0	$0	$0	$0
Restricted Stock Units
Unvested & Accelerated Awards	$0	$0	$0	$303,156	$303,156	$303,156	$303,156
Retirement Benefits
Pension Plan	$0	$0	$0	$0	$0	$0	$0
401(k) Plan	$0	$0	$0	$0	$0	$0	$0
Non-Qualified 401(k) Plan	$0	$0	$0	$0	$0	$0	$0
Benefits
Continuation of Health & Welfare Benefits	$21,356	$0	$0	$0	$0	$0	$42,711
Life Insurance and Death Benefit Payout	$0	$0	$0	$0	$0	$0	$0
Disability Payments	$0	$0	$0	$0	$0	$0	$0
Perquisites & Tax Payments
Excise Tax & Gross-Up	$0	$0	$0	$0	$0	$0	$0
Outplacement	$25,000	$0	$0	$0	$0	$0	$25,000

Total	$526,356	$0	$0	$303,156	$303,156	$303,156	$1,970,867

Marc Gustafson

The following table illustrates the potential payments and benefits received by Marc Gustafson under various employment termination events.

Other Potential Post-Employment Payments

	Involuntary
	Termination	Involuntary					Change in
	Without	Termination					Control and
	Cause or	for Cause or					Termination
	Voluntary	Voluntary					without
	Termination	Termination				Change in	Cause or
	with Good	Without				Control	with Good
	Reason	Good Reason	Retirement	Death	Disability	Only	Reason
Type of Payment	($)	($)	($)	($)	($)	($)	($)
Cash Compensation
Cash Severance	$468,000	$0	$0	$0	$0	$0	$1,560,000
Long-Term Incentives
Stock Options
Unvested & Accelerated Awards	$0	$0	$0	$454	$454	$454	$454
Restricted Stock Units
Unvested & Accelerated Awards	$0	$0	$0	$417,040	$417,040	$417,040	$417,040
Retirement Benefits
Pension Plan	$0	$0	$0	$0	$0	$0	$0
401(k) Plan	$0	$0	$0	$0	$0	$0	$0
Non-Qualified 401(k) Plan	$0	$0	$0	$0	$0	$0	$0
Benefits
Continuation of Health & Welfare Benefits	$21,356	$0	$0	$0	$0	$0	$42,711
Life Insurance and Death Benefit Payout	$0	$0	$0	$0	$0	$0	$0
Disability Payments	$0	$0	$0	$0	$0	$0	$0
Perquisites & Tax Payments
Excise Tax & Gross-Up	$0	$0	$0	$0	$0	$0	$0
Outplacement	$25,000	$0	$0	$0	$0	$0	$25,000

Total	$514,356	$0	$0	$417,494	$417,494	$417,494	$2,045,205

Mark Weber

The following table illustrates the potential payments and benefits received by Mark Weber under various employment termination events.

Other Potential Post-Employment Payments

	Involuntary
	Termination	Involuntary					Change in
	Without	Termination					Control and
	Cause or	for Cause or					Termination
	Voluntary	Voluntary					without
	Termination	Termination				Change in	Cause or
	with Good	Without				Control	with Good
	Reason	Good Reason	Retirement	Death	Disability	Only	Reason
Type of Payment	($)	($)	($)	($)	($)	($)	($)
Cash Compensation
Cash Severance	$393,375	$0	$0	$0	$0	$0	$1,311,250
Long-Term Incentives
Stock Options
Unvested & Accelerated Awards	$0	$0	$0	$454	$454	$454	$454
Restricted Stock Units
Unvested & Accelerated Awards	$0	$0	$0	$340,048	$340,048	$340,048	$340,048
Retirement Benefits
Pension Plan	$0	$0	$0	$0	$0	$0	$0
401(k) Plan	$0	$0	$0	$0	$0	$0	$0
Non-Qualified 401(k) Plan	$0	$0	$0	$0	$0	$0	$0
Benefits
Continuation of Health & Welfare Benefits	$16,427	$0	$0	$0	$0	$0	$32,855
Life Insurance and Death Benefit Payout	$0	$0	$0	$0	$0	$0	$0
Disability Payments	$0	$0	$0	$0	$0	$0	$0
Perquisites & Tax Payments
Excise Tax & Gross-Up	$0	$0	$0	$0	$0	$0	$594,716
Outplacement	$25,000	$0	$0	$0	$0	$0	$25,000

Total	$434,802	$0	$0	$340,502	$340,502	$340,502	$2,304,323

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is currently comprised of four directors, none of whom are officers or employees. All members are “independent” under rules adopted by the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. The Board of Directors has adopted a charter for the Audit Committee, which was included as Appendix A to our proxy statement filed with the Securities and Exchange Commission on March 22, 2005, and is available on our website.

In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices, and compliance with legal and regulatory requirements of our Company, including our codes of business ethics. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries, subject to approval of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also reviewed disclosures made by our Company’s management during the certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls.

The Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including the matters in the written disclosures required by the Independence Standards Board (including under Independence Standards Board Standard No. 1), and considered the compatibility of non-audit services with the accountants’ independence.

The Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Committee annually pre-approves types of services and fees. The Committee periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Committee at its next meeting.

The Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

CHARLES R. CAMPBELL, CHAIRMAN	ROBERT M. GERRITY

JAMES E. GOODWIN	ROBERT S. HAMADA

ACCOUNTING INFORMATION

Our Board of Directors selected Ernst & Young LLP to serve as its independent registered public accounting firm for the fiscal year ended December 31, 2006.

Ernst & Young LLP fees for 2005 and 2006 were:

($’s in thousands)	2006	2005

Audit Fees(1)	$2,400	$2,540
Audit-Related Fees(2)	—	—
Tax Fees(3)	262	100
All Other Fees(4)	—	—

Total	$2,662	$2,640

(1)	Audit Fees — These are fees for professional services performed by Ernst & Young LLP for: (a) the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements; and (b) the audit of our system of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees — These are fees for the assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements. Fees incurred principally relate to elective audit procedures performed at a non-US subsidiary.

(3)	Tax Fees — These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation and consultation with regard to various tax planning issues.

(4)	All Other Fees — These are fees for miscellaneous other services performed by Ernst & Young LLP that do not meet the above categories.

The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent registered public accounting firm for audit, audit-related, tax and all other services allowable under applicable rules and regulations. This policy is described above in the Audit Committee Report. All such services and fees provided by our independent registered public accounting firm during 2006 were pre-approved by the Audit Committee.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

Our Board of Directors, upon the recommendation of the Audit Committee, has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007. A resolution will be presented at the meeting to ratify the appointment of Ernst & Young LLP.

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2006. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to respond to any questions that you may have. The appointment of the independent accountants is approved annually by the Audit Committee.

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007, will require the affirmative vote of a majority of the votes cast upon this proposal at the Annual Meeting. The Board of Directors recommends that you vote “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely upon our review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, we believe that all of our directors, officers and beneficial owners of more than 10 percent of our common stock filed all such reports on a timely basis during 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 with respect to the shares of common stock that may be issued under our existing equity compensation plans:

	Number of Securities		Number of Securities
	to be Issued upon	Weighted-Average Exercise	Remaining Available
	Exercise of Outstanding	Price of Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	under Equity
Plan Category	and Rights(#)	and Rights ($)	Compensation Plans (#)

Equity Compensation Plans Approved by Security Holders(1)
1996 Stock Benefit Plan	1,942,207	$18.64	552,721
2005 Executive Incentive Compensation Plan	670,832	$16.71	2,963,385

Total	2,613,039	$18.15	3,516,106

(1)	Our Company has no equity compensation plans which have not been approved by stockholders.

FUTURE STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement for the 2008 Annual Meeting of Stockholders, we must receive any stockholder proposals on or before November 24, 2007.

In order for other business to be considered at the 2008 Annual Meeting, we must receive information relating to such other business on or before February 7, 2008. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in the proxy statement under “Committees of the Board of Directors — Nominating and Governance Committee.”

OTHER BUSINESS

As of the date hereof, the foregoing is the only business which our Board of Directors and management intend to present, or are aware that others will present, at the meeting. If any other proper business should be presented at the meeting, the proxies will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting the proxies.

By order of the Board of Directors,

Jennifer L. Sherman
Corporate Secretary
Federal Signal Corporation

c/o National City Bank
Shareholder Services Operations
Locator 5352
P.O. Box 94509
Cleveland, OH 44101-4509

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If voting by mail, Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing.ê

FEDERAL SIGNAL CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby nominates, constitutes and appoints Jennifer L. Sherman and Lana J. Noel (the “Proxies”), or either of them, with full power to act alone, true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as indicated on this proxy card all of the shares of common stock, $1.00 par value, of Federal Signal Corporation entitled to be voted by the undersigned at the 2007 Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 707 E. Butterfield Road, Lombard, Illinois on Tuesday, April 24, 2007 at 3:30 p.m., local time, and at all adjournments or postponements thereof.
This Proxy will be voted in accordance with specifications made. If no choices are indicated, this Proxy will be voted FOR the nominees listed in Proposals 1 and 2 and FOR Proposal 3.

Dated:	, 2007

Signature(s)
Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate official position or representative capacity.

ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE
If you are a registered holder of shares of Federal Signal, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent by checking the box below, in the future, when Federal Signal’s stockholder communications are available over the Internet, the package you receive by mail containing your proxy voting card will contain the Internet location where such material is available (http://www.federalsignal.com). The stockholder communication materials will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until revoked by you. You may revoke your consent at any time and/or request paper copies of any stockholder communications by notifying Federal Signal’s transfer agent, National City Bank, or Federal Signal in writing at the address below.
Federal Signal Corporation
1415 W. 22nd Street #1100
Oak Brook, IL 60523
To give your consent to receive such materials electronically, check the appropriate box located below on the attached proxy/voting instruction card when you vote by mail.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
â Please fold and detach card at perforation before mailing. â

Federal Signal Corporation	Proxy

Unless otherwise instructed, this Proxy will be voted FOR the nominees listed in Proposals 1 and 2 and FOR Proposal 3.
1. ELECTION OF CLASS II DIRECTORS

☐	FOR all nominees listed below (except as otherwise marked below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
Instructions: To withhold authority to vote for any individual nominee, draw a line through that nominee’s name listed below.
(1) John F. McCartney      (2) Robert M. Gerrity      (3) Robert S. Hamada
2. ELECTION OF CLASS III DIRECTOR

☐	FOR nominee listed below	☐	WITHHOLD AUTHORITY to vote for nominee listed below

(4) Brenda L. Reichelderfer
3. RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS FEDERAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN
The Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof in such manner as said Proxies shall determine in their sole discretion.

☐	By checking the box to the left, I consent to future access to stockholder communications (e.g., annual reports, proxy statements, related proxy materials) electronically via the Internet, as described in the accompanying notice. I understand Federal Signal may no longer distribute printed materials to me for any future stockholders meeting until such consent is revoked. I understand I may revoke my consent at any time by writing Federal Signal’s transfer agent, National City Bank, or Federal Signal and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.
(Continued, and to be signed, on the reverse side)